Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 10th day of November, 2020, between AIM ImmunoTech Inc., a Delaware corporation (the “Company”), and Thomas K. Equels, of Ocala, Florida (the “Employee” or “Equels”) and amends and restates in its entirety the prior Employment Agreements between the parties.

RECITALS

WHEREAS, the Company desires to continue to employ Equels as its President, CEO and Executive Vice Chairman of its Board of Directors;

WHEREAS, Equels was asked to become CEO in the Spring of 2016, at a time when the Company was in distress. Equels was under the aegis of an existing contract with the Company which is currently in effect;

WHEREAS, the Company under Equels’ leadership has recovered from a distressed situation, which included insufficient funds for drug development, no adequate reserves of experimental drug product and the consequent inability to conduct clinical trials, no progress with new clinical trials, a high burn rate, and a NYSE threat of delisting based on value of the Company stock. Since 2016, under his leadership and business plan, the Company has eliminated the threat of delisting, substantially reduced the burn rate through a series of moves to eliminate waste and inefficiency, raised significant capital to provide an operating reserve of over three years, initiated an oncology clinical program which now has multiple important oncology clinical trials at academic centers underway funded by respected third parties without giving up any development rights, initiated a COVID-19 R&D program with a clinical trial authorized by the FDA and others imminent. Equels initiated multiple provisional Ampligen utility patent applications in COVID-19, oncology, endometriosis, and manufacturing;

WHEREAS, the Compensation Committee deems Equels performance to be outstanding;

WHEREAS, the Compensation Committee of the Board commissioned Steven Hall & Partners to provide compensation comparisons of CEOs for six pharmaceutical/biotechnology companies in comparable fields with comparable clinical development programs. The comparisons provided by the consultant revealed that Mr. Equels has been significantly under compensated in both annual cash (6 of 7) and non-cash long term compensation (7 of 7). Moreover, Mr. Equels ownership percentage ranks 7 of 7 (0.8% vs 3.8% median);

WHEREAS, because of past financial circumstances of the Company which have been ameliorated, and despite his stellar performance, Equels has not had an increase in base salary for over four years;

WHEREAS, under Equels leadership the Company now enjoys a robust and stable financial status and significant clinical progress;

WHEREAS, the Company desires to rectify this condition and retain Mr. Equels to continue to provide demonstrated leadership in the Company’s clinical development, ethical business practices, legal responsibilities of a public company and to fairly compensate for these obligations;

WHEREAS, the Employee and the Company wish to state the terms and conditions of the Agreement herein;

NOW, THEREFORE, the Company and the Employee, in consideration of the mutual covenants and promises set forth herein, agree the foregoing Recitals are true and correct and are incorporated into and made part of this Agreement, and hereby further agree as follows:

1. Duties of Employee. The Employee shall, during the Employment Period (as defined below), be designated as the President, CEO and Executive Vice Chairman of the Board. In the Employee’s capacity as such, he shall perform such duties and functions for the Company as are customarily performed by the Executive Vice Chairman of the Board, President and CEO of public corporations in the pharmaceutical research field at similar development status and pharmaceutical function. Mr. Equels’ duties include leadership of an Executive team consisting of a COO/Government Relations Officer, CFO, and Chief Scientific Officer/Medical Director, which provide factual status information to stockholders and potential investors, assume financial responsibility for the accuracy of financial disclosures, approval of all clinical trials and continuing contact with the PIs of each clinical trial as well as their institutional legal officers, and responsibility in conjunction with the company Disclosure Committee for the accuracy of all press releases and SEC filings. Mr. Equels will serve as Executive Vice Chairman of the Company Board of Directors.

2. Term. This Agreement shall commence on November 10, 2020, and shall terminate on December 31, 2025 (the “Initial Termination Date”) unless sooner terminated in accordance with Section 6 hereof or unless renewed as hereinafter provided (such period of employment together with any extension thereto hereinafter being called the “Employment Period”). This Agreement shall be automatically renewed for successive three (3) year periods after the initial Termination Date unless written notice of refusal to renew is given by one party to the other at least 180 days prior to the Initial Termination Date or the expiration date of any renewal period. In the event of a change in control (CIC) not triggered by a section 3(c) acquisition award, the term of this agreement shall be extended for three years on the date of CIC.

3. Compensation.

(a) As compensation for the services to be performed hereunder, the Company shall pay to the Employee a combination of short term (cash) and long term (options) compensation. Short term compensation will consist of a base salary ($850,000) and a year-end target bonus of $350,000 based on performance goals established by the Compensation Committee. Long term compensation will be provided by 300,000 non-qualified yearly stock options with one year vesting on November 30, 2021, and each anniversary date thereafter for advancing the long term objectives of the Company established by the Board of Directors with long-term performance goal evaluation by the Compensation Committee. The Employee, additionally, is hereby granted 300,000 non-qualified stock options with one-year vesting upon signing this agreement. The exercise price for options of common stock will be equal to 100% of the closing price of the Company stock on the NYSE Amex on the trading date immediately preceding the date of the award.

(b) The Company agrees that the amounts set-forth herein as yearly and long-term salary compensation will not be reduced during the term of the agreement. Increases will be reevaluated each year at the discretion of the Compensation Committee based upon excellent performance and using appropriate comparator biotechnology/pharmaceutical companies as a guide.

(c) Awards equal to 3% of Gross Proceeds will be made for significant events such as specific licensing agreements or individual acquisitions of a “therapeutic indication”. For purposes herein, Gross Proceeds shall mean those cash amounts paid to the Company by the other parties for each licensing agreement and specific “therapeutic indication” acquisition, which shall mean a specific target organ pathologically recognized as a cancer indication, a vaccine enhancer for a specific infectious target, broad spectrum antiviral indications, or a medical entity associated with persistent severe fatigue. Additionally, Employee shall be entitled to an Acquisition Award equal to 3% of the Gross Proceeds from any sale of the Company or substantially all of the Company assets. All such awards shall be paid in cash within 90 days of the receipt of the Gross Proceeds by the Company.

In the event of termination without Cause the Employee shall be entitled to receive these One Time awards under the conditions provided by the Agreement and will be based upon Gross Proceeds received by the Company with respect to any joint ventures, corporate partnering , or acquisition arrangements entered into by the Company during the term of this Agreement.

4. Automobile Allowance. The Employer agrees to pay to the Employee, during the term of this Agreement and in addition to other salary and benefits herein provided, the sum of $18,000.00 per year payable monthly, as a vehicle allowance to be used to purchase, rent, lease, or own, operate and maintain a vehicle or vehicles in Florida (the “Area”). The Employee shall be responsible to maintain personal umbrella insurance in the yearly amount of $2M and shall further be responsible for all expenses attendant to the purchase, operation, maintenance, repair, and regular replacement of said vehicle. Rental Car expenses for business travel outside of the “Area” shall be reimbursable as a business expense.

5. Fringe Benefits.

(a) During the Employment Period, the Employee shall be entitled to receive such fringe benefits as shall be applicable from time to time to the Company’s executives generally, including but not limited to such 401(k), vacation (4 weeks/year, group life and health insurance, and disability benefit plans as may be maintained by the Company from time to time. Employee shall be entitled to four weeks paid vacation. Health Insurance for Employee and all eligible dependents shall be provided by the Company. Additionally, during the Employment Period, the Company shall pay, for the benefit of the Employee, the premiums for term life insurance policies in the aggregate face amount of $3,000,000 insuring the life of the Employee, with the Employee having the right to designate the beneficiary or beneficiaries thereof.

(b) The Employee acknowledges that the Company may become subject to the health care non-discrimination rules of Internal Revenue Code Section 105(h) as made applicable by Section 10101(d) of the Patient Protection and Affordable Care Act. If the Company determines that it is or will be subject to such non-discrimination rules and that the health care insurance benefit provided by this section would cause a violation of such rules, the parties shall execute an amendment to this Agreement modifying the health care insurance benefit in such a manner that the benefit does not cause a violation of such non-discrimination rules.

6. Termination.

(a) The Company may discharge the Employee for Cause at any time as provided herein. For purposes hereof, Cause shall mean the willful engaging by Employee in illegal conduct, gross misconduct or gross violation of the Company’s Code of Ethics and Business Conduct for Officers, which is demonstrably and materially injurious to the Company. For purposes of this Agreement, no act, or failure to act, on Employee’s part shall be deemed “willful” unless done intentionally by Employee. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause unless and until the Company initiates the process by delivery to Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the directors of the Board at a meeting of the Board called and held for such purpose specifying the grounds for termination. After reasonable notice to Employee and an opportunity for Employee, together with counsel, to be heard the issues shall be adjudicated by a retired Florida judge or a Florida certified mediator mutually acceptable to the Board of Directors and the Employee. Termination requires a finding that the Employee was guilty of intentional and material misconduct according to the standards set forth above, and specifying the particulars thereof in detail supported by legally admissible evidence and utilizing the legal standard of beyond reasonable doubt.

(b) The employment of the Employee shall terminate upon the death or disability of the Employee. For purposes of this subsection (b), “disability” shall mean the inability of the Employee effectively to carry out substantially all of his duties hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

7. Effect of Termination.

(a) In the event that the Employee’s employment is properly terminated for Cause pursuant to subsection 6(a) , the Company shall pay to the Employee, at the time of such termination, only the salary and benefits otherwise due and payable to him under Section 3a through the last day of his actual employment by the Company subsequent to said termination proceeding.

(b) In the event that the Employee is terminated at any time without Cause as defined in subsection 6(a), the Company shall pay to the Employee, at the time of such termination, the compensation and benefits otherwise due and payable to him under Sections 3 and 4 through the last day of the then current term of this Agreement.

(c) In the event the Employee’s employment is terminated by death or disability pursuant to 6(b), the Company shall pay to the Employee or his estate, at the time of such termination, the Base Salary, applicable benefits, and immediate vesting of stock options required by 7(b). In the event of permanent disability, the Company will provide an additional two years of base salary.

(d) Upon termination of Employee’s employment, with or without cause, in accordance with the terms hereof, Employee shall resign from the Company’s Board of Directors.

8. Employee’s Representations and Warranties. The Employee hereby represents and warrants to the Company that he has the right to enter into this Agreement, and his execution, delivery and performance of this Agreement (a) will not violate any contract to which the Employee is a party or any applicable law or regulation nor give rise to any rights in any other person or entity and (b) are not subject to the consent of any other person or entity, including, without limitation, the Equels Law Firm and Mystic Oaks Farm.

9. Confidentiality, Invention and Non-Compete Agreement. The Employee confirms his obligation to be bound by the terms of a Confidentiality, Invention and Non-Compete Agreement attached hereto as Exhibit “A”.

10. Offices. Equels may conduct the business of the Company from a variety of locations including the Company’s Florida based headquarters in Ocala, Florida, and home offices at his two residences in Coral Gables and Ocala. The Company shall supply that equipment necessary for full telephone, telefax and internet access at all these locations and supply a portable computer capable of remote access while employee travels domestically and internationally on Company business As a condition of employment, Equels shall not be required to relocate from the main-office in Ocala, Florida and the headquarters will be adequately staffed to allow CEO, COO and CFO functions on site and may not be relocated without Equels’ express consent..

11. Expenses. The Company shall be responsible for all travel and business related expenses of Equels. Employee shall provide substantiation, in accordance with IRS regulations, as to all such expenses. Employee agrees to reimburse the Company for all unrelated or personal expenses within one month. The expenditures shall be as prescribed or limited by the Company’s Travel & Expense policies and procedures; however, for air travel Employee shall be entitled to fly in business or first class at Employee’s discretion. The Company shall provide Equels with an unrestricted American Express Platinum card to use only for travel, entertainment and related business expenses of the Company.

12. Notices. Any notice or other communication pursuant to this Agreement shall be in writing and shall be sent by telecopy or by certified or registered mail addressed to the respective parties as follows:

If to the Company, to:

AIM ImmunoTech Inc.
2117 SW Highway 484
Ocala Florida 34473

Attn: Peter Rodino, General Counsel, and Ellen Lintal, CFO

If to the Employee, to:

Thomas K. Equels
11900 S. Highway 475
Ocala, FL 34480

or to such other address as the parties shall have designated by notice to the other parties given in accordance with this section. Any notice or other communication shall be deemed to have been duly given if personally delivered or mailed via registered or certified mail, postage prepaid, return receipt requested, or, if sent by telecopy, when confirmed.

13. Survival. Notwithstanding anything in section 2 hereof to the contrary, the Confidentiality, Invention and Non-Compete Agreement shall survive any termination of this Agreement or any termination of the Employee’s services.

14. Modification. No modification or waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such modification or waiver is sought unless it is made in writing and signed by or on behalf of both parties hereto.

15. Miscellaneous.

(a) This Agreement shall be subject to and construed in accordance with the laws of the State of Florida. Furthermore, the parties acknowledge that the Company has had independent counsel representing it in this matter.

(b) The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate and be construed as a waiver or a continuing waiver by that party of the same or any subsequent breach of any provision of this Agreement by the other party.

(c) If any provisions of this Agreement or the application thereof to any person or circumstance shall be determined by an arbitrator (or panel of arbitrators) or any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder hereof, or the application of such provision to persons or circumstances other than those as to which it is so determined to be invalid or unenforceable, shall not - be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

(d) This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and assigns.

i.	Notwithstanding anything to the contrary in this Agreement, no Deferred Payments will be paid or otherwise provided until Employee has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Employee, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Employee has a “separation from service” within the meaning of Section 409A.

If any payment or benefit (including payments and benefits pursuant to this Agreement) Executive would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a Reduced Amount is paid, (i) the Payment shall be paid only to the extent of the Reduced Amount, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Executive. If acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.

ii.	Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the 60th day following Employee’s separation from service, or, if later, such time as required by Section (d)iii. Except as required by Section (d)iii, any installment payments that would have been made to Employee during the 60-day period immediately following Employee’s separation from service but for the preceding sentence will be paid to Employee on the 60th day following Employee’s separation from service and the remaining payments shall be made as provided in this Agreement. In no event will Employee have discretion to determine the taxable year of payment for any Deferred Payments.

iii.	Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s separation from service (other than due to death), then the Deferred Payments that are payable within the first 6 months following Employee’s separation from service, will, to the extent required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, become payable on the date 6 months and 1 day following the date of Employee’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following Employee’s separation from service, but prior to the 6-month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

iv.	Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments.

v.	Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments.

vi.	The foregoing provisions and all compensation and benefits provided for under this Agreement are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

vii.	Definitions:

A. Section 409A. “Section 409A” means Section 409A of the U.S. Internal Revenue Code (the “Code”) and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.

B. Section 409A Limit. “Section 409A Limit” will mean 2 times the lesser of: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Employee’s taxable year preceding the Employee’s taxable year of Employee’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Employee’s separation from service occurred.

IN WITNESS WHEREOF, this Agreement has been signed by the parties hereto on the dates set forth next to their signature and this Agreement takes effect on the date of the last signature.

For Thomas Equels:	For Board of Directors:

/s/ Thomas K. Equels	/s/ William M. Mitchell
Thomas K. Equels, Esq.	William M. Mitchell, MD, PhD
President, CEO, BoD Executive Vice-Chairman Chairman BoD
AIM ImmunoTech Inc.

For AIM ImmunoTech Inc.:

/s/ Peter W. Rodino, III
Peter W. Rodino, III, Esq.
COO, AIM ImmunoTech Inc.

Page 8 of 8